Exhibit 23.1

Consent of Independent Certified Public Accountants

Entrada Networks, Inc.
Irvine, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2003, relating to the consolidated financial statements of Entrada Networks, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

BDO Seidman, LLP
Los Angeles, California
February 19, 2004